Exhibit 99.1

Saving More Lives Financial Report October – December 2019 Stockholm, Sweden, January 28, 2020 (NYSE: ALV and SSE: ALIV.Sdb) Autoliv

Financial Report October - December 2019

Q4 2019: Profitability and cash flow improvement

Financial highlights Q4 2019 $2,191m net sales 0.5% organic sales growth* 10.5% operating margin 11.1% adj. operating margin* $1.78 EPS - an increase of 268% $1.84 adj. EPS* - an increase of 30%	Full year 2020 indications 3-4% net sales growth 3-4% organic sales growth At least 9.5% adj. operating margin

Key business developments in the fourth quarter of 2019

•	Organic growth* outperformed global light vehicle production by 5.9pp, with all regions outperforming LVP. Order intake share remained high.
•

Profitability improved despite global LVP decline, driven by ramp-up of new programs, improved launch efficiency and the structural efficiency program. Adjusted operating margin* and cash flow improved.

•	The structural efficiency program is on track, and we are planning and implementing a multitude of strategic initiatives and structural improvements supporting our medium-term profitability target.

*For non-U.S. GAAP measures see enclosed reconciliation tables. All figures refer to continued operations, excluding former Electronics segment unless stated otherwise. All change figures in this document compare to the same period of previous year except when stated otherwise.

Key Figures

Dollars in millions, except per share data	Q4 2019	Q4 2018	Change	FY 2019	FY 2018	Change
Net sales	$2,191	$2,193	(0.1)%	$8,548	$8,678	(1.5)%
Operating income	$229	$21	992%	$726	$686	5.8%
Adjusted operating income1)	$242	$240	1.0%	$774	$908	(15)%
Operating margin	10.5%	1.0%	9.5pp	8.5%	7.9%	0.6pp
Adjusted operating margin1)	11.1%	10.9%	0.2pp	9.1%	10.5%	(1.4)pp
Earnings per share, diluted2, 3)	$1.78	$(1.06)	268%	$5.29	$4.31	23%
Adjusted earnings per share, diluted1, 2, 3)	$1.84	$1.42	30%	$5.72	$6.83	(16)%
Operating cash flow4)	$312	$287	8.7%	$641	$808	(21)%
Return on capital employed5)	24.3%	2.4%	22pp	19.7%	16.8%	2.9pp

1) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 4) 2018 management estimate for Continuing Operations derived from cash flow including Discontinued Operations. 5) Operating income and income from equity method investments, relative to average capital employed.

Financial Report October - December 2019

Comments from Mikael Bratt, President & CEO

Our performance progressed throughout the year and in the fourth quarter, we saw the first year-on-year improvement in adjusted operating margin* after the spin-off. Organic growth* was around 6pp above LVP growth in the fourth quarter and about 7pp above LVP growth for the full year. Our cash

With more than 100 projects being evaluated, we have set a high pace in the planning and implementation of strategic initiatives and structural improvements. These initiatives are key drivers to our medium-term target of around 12% adjusted operating margin and building the foundation to continue to create shareholder value. We remain fully focused on delivering flawless execution of our strong order book with a positive margin contribution.

In 2020 we expect improved adjusted operating margin despite flow remained strong in the fourth quarter and the full year. I am pleased that 2019 became the fifth straight year for Autoliv to have around 50% global order share.

Global LVP declined by close to 6% in 2019, a sharp contrast to the 1% growth that was expected when the year started. Combined with higher raw material costs, a large number of product launches and beginning to implement our medium term strategic initiatives, 2019 was indeed a challenge. However, it was also a year when we continued to build the foundation for margin improvement in the coming years.

another year of declining LVP. This is based on that our organic sales growth will outperform LVP by about 6pp, some support from raw material costs and savings from the structural efficiency program. Principal headwinds are the expected LVP decline, sharply declining inflator replacement sales and costs for planning and implementing the strategic initiatives with payback in later years.

We expect 2020 seasonality to be even more pronounced than in 2019 in terms of quarterly profitability progression. The start of the year will be challenging but we expect a significantly stronger second half year.

Full year 2020 indications

Our organic sales growth and adjusted operating margin outlook indications for 2020 reflect the continuing high level of uncertainty in the automotive markets and assumes that global light vehicle production declines by 2-3% in full year 2020 compared to full year 2019.

	Full Year Indication		Full Year Indication
Net sales growth	3-4%	Tax rate2)	Around 28%
Organic sales growth	3-4%	Operating cash flow2)	Above 2019 level
Adjusted operating margin1)	At least 9.5%	Capex, net % of sales	Below 2019 level
R,D&E, net % of sales	Below 2019 level	Leverage ratio at year end	Within target range

1) Excluding costs for capacity alignments and antitrust related matters. 2) Excluding unusual items.

The forward-looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

An earnings conference call will be held at 2:00 p.m. CET (8:00 a.m. ET) today, January 28, 2020. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

Financial Report October - December 2019

Key Performance Trends

Sales Development by region	Capex and D&A

Adj. operating income and margin*	Operating Cash Flow*

Return on Capital Employed	Cash Conversion*

Key definitions   -------------------------------------------------------------------------------------

Capex: Capital Expenditures, net.

D&A: Depreciation and Amortization.

Adj. operating income*: Operating income adjusted for capacity alignments, antitrust related matters and separation of our business segments. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Operating cash flow*: Management estimate for Continuing Operations derived from cash flow including Discontinued Operations 2016-2018. Adjusted for EC antitrust payment in 2019.

Cash conversion*: Free cash flow in relation to net income adjusted for EC antitrust accrual in 2018 and payment in 2019. Free cash flow defined as operating cash flow less capital expenditure, net.

Financial Report October - December 2019

Consolidated sales development

Fourth quarter 2019

Consolidated sales		Fourth quarter		Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2019	2018
Airbag Products and Other2)		$1,443.6	$1,463.7	(1.4)%	(0.4)%	(1.0)%
Seatbelt Products2)		$747.6	$729.1	2.5%	(1.0)%	3.5%
Total		$2,191.2	$2,192.8	(0.1)%	(0.6)%	0.5%

Asia		$890.4	$861.4	3.4%	0.1%	3.3%
Whereof:	China	$463.6	$418.7	10.7%	(2.1)%	12.8%
	Japan	$208.7	$221.5	(5.8)%	3.7%	(9.5)%
	RoA	$218.1	$221.2	(1.4)%	0.5%	(1.9)%
Americas		$693.0	$700.8	(1.1)%	0.5%	(1.6)%
Europe		$607.8	$630.6	(3.6)%	(2.6)%	(1.0)%
Total		$2,191.2	$2,192.8	(0.1)%	(0.6)%	0.5%

1) Effects from currency translations. 2) Including Corporate and other sales.

Fourth quarter 2019 development

Sales by product - Airbags

Airbag sales organic decline* was driven by lower inflator sales as well as lower sales of inflatable curtains and side airbags. This was partly offset by organic growth of sales for steering wheels, passenger airbags, driver airbags and knee airbags.

Sales by product - Seatbelts

Seatbelt sales organic growth* was mainly driven by strong performance in China and to some degree in Americas, partly offset by declines in Japan and South Korea. The trend of higher sales of more advanced and higher value-added seatbelt systems continued.

Sales by region

The global organic sales growth* of 0.5% was 5.9pp more than light vehicle production (according to IHS). The largest contributor to overall growth was China, followed by South America and India. The largest organic sales declines were in Japan and North America, followed by Europe and South Korea. Our organic sales growth outperformed LVP in all regions - by almost 12pp in China, by almost 6pp in North America, by more than 4pp in Europe and by close to 2pp in Japan. In South America, we grew organically by close to 50pp more than LVP, while we outgrew LVP organically by almost 8pp in Rest of Asia.

Q4 2019 organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	(1.6)%	(1.0)%	12.8%	(9.5)%	(1.9)%	0.5%
Main growth drivers	FCA, Tesla	PSA, Renault, BMW, VW	VW, GM, BYD, Honda	Nissan, Inflators, Suzuki	Suzuki, Renault	VW, FCA, Renault, Tesla
Main decline drivers	Inflators, GM, Honda, Daimler	Daimler, Hyundai/Kia	Hyundai/Kia, Mitsubishi	Mitsubishi, Honda	Hyundai/Kia, Isuzu, Toyota	Daimler, Inflators, Mitsubishi

Light vehicle production development

Change vs same period last year

Q4 2019	Americas	Europe	China	Japan	Rest of Asia	Global
IHS LVP (Jan 2020)	(8.6)%	(5.4)%	1.3%	(11.3)%	(9.4)%	(5.4)%
IHS LVP (Oct 2019)	(8.3)%	(2.5)%	(0.7)%	(10.2)%	(11.0)%	(5.4)%

Financial Report October - December 2019

Consolidated sales development

Full Year 2019

Consolidated sales		Full year		Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2019	2018
Airbag Products and Other2)		$5,676.3	$5,698.6	(0.4)%	(2.4)%	2.0%
Seatbelt Products2)		$2,871.3	$2,979.6	(3.6)%	(3.4)%	(0.2)%
Total		$8,547.6	$8,678.2	(1.5)%	(2.7)%	1.2%

Asia		$3,176.6	$3,194.9	(0.6)%	(2.3)%	1.7%
Whereof:	China	$1,525.3	$1,522.2	0.2%	(4.3)%	4.5%
	Japan	$810.3	$827.9	(2.1)%	1.3%	(3.4)%
	RoA	$841.0	$844.8	(0.4)%	(2.3)%	1.9%
Americas		$2,907.2	$2,735.1	6.3%	(0.5)%	6.8%
Europe		$2,463.8	$2,748.2	(10.3)%	(5.5)%	(4.8)%
Total		$8,547.6	$8,678.2	(1.5)%	(2.7)%	1.2%

1) Effects from currency translations. 2) Including Corporate and other sales.

Full Year 2019 development

Sales by product - Airbags

Airbag Products organic sales growth* was mainly driven by strong performance for steering wheels, particularly in Americas, with slight net growth contribution coming from airbags, as a result of growth in Americas and China and a decline in Europe. Inflator sales declined in North America, Japan and China.

Sales by product - Seatbelts

Seatbelt sales declined organically* by 0.2%, with main growth contributors being China and to a lesser degree Americas, offset by a decline in Europe. The trend of higher sales of more advanced and higher value-added seatbelt systems continued.

Sales by region

The global organic sales growth* of 1.2% was 7.2pp more than light vehicle production (according to IHS). The largest contributor to overall growth was North America, followed by China and South America. The largest organic sales decline was in Europe followed by Japan.

Our organic sales growth outperformed LVP by more than 13pp in China and by around 10pp in North America, while we grew organically slower than LVP by around 3pp in Japan and by 0.7pp in Europe. In South America, we grew organically around 30pp more than LVP, while we outgrew LVP organically by around 8pp in Rest of Asia.

FY 2019 organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	6.8%	(4.8)%	4.5%	(3.4)%	1.9%	1.2%
Main growth drivers	Honda, Nissan, FCA, Tesla	VW, PSA	Honda, VW, GM	Subaru, Mazda, Honda	Suzuki, Renault, Mitsubishi	Honda, VW, Nissan
Main decline drivers	Daimler, Inflators	Daimler, JLR, BMW	Ford, PSA, Great Wall	Mitsubishi, Toyota, Inflators	Ford, Isuzu, GM	Daimler, Ford, Mitsubishi

Light vehicle production development

Change vs same period last year

FY 2019	Americas	Europe	China	Japan	Rest of Asia	Global
IHS LVP (Jan 2020)	(4.3)%	(4.1)%	(8.8)%	(0.2)%	(6.3)%	(5.9)%
IHS LVP (Jan 2019)	0.7%	0.0%	1.9%	1.4%	2.6%	1.1%

Financial Report October - December 2019

Key launches in the fourth quarter 2019

Below are some of the key models which have been launched in the fourth quarter 2019.

Great Wall Pao	Honda Fit/Jazz	Nissan Juke

Peugeot 2008	BMW 2-Series Gran Coupé	Opel Corsa

Isuzu D-Max	Buick Enclave	Renault Clio

Driver/Passenger airbags	Seatbelts	Side airbags

Head/Inflatable Curtain airbags	Steering Wheel	Knee Airbag

Front Center Airbag

Financial Report October - December 2019

Financial development

Selected income statement items

Condensed income statement	Fourth quarter			Full year
(Dollars in millions, except per share data)	2019	2018	Change	2019	2018	Change
Net sales	$2,191.2	$2,192.8	(0.1)%	$8,547.6	$8,678.2	(1.5)%
Cost of sales	$(1,764.4)	$(1,767.6)	(0.2)%	$(6,963.2)	$(6,966.9)	(0.1)%
Gross profit	$426.8	$425.2	0.4%	$1,584.4	$1,711.3	(7.4)%
S,G&A	$(98.7)	$(99.4)	(0.7)%	$(398.9)	$(390.3)	2.2%
R,D&E, net	$(82.0)	$(84.7)	(3.2)%	$(405.5)	$(412.6)	(1.7)%
Amortization of intangibles	$(2.9)	$(2.8)	3.6%	$(11.5)	$(11.3)	1.8%
Other income (expense), net	$(13.9)	$(217.3)	(93.6)%	$(42.7)	$(211.1)	(79.8)%
Operating income	$229.3	$21.0	991.9%	$725.8	$686.0	5.8%
Adjusted operating income1)	$242.2	$239.9	1.0%	$774.4	$908.2	(14.7)%
Financial and non-operating items, net	$(19.6)	$(18.9)	3.7%	$(77.4)	$(73.6)	5.2%
Income before taxes	$209.7	$2.1	n/a	$648.4	$612.4	5.9%
Tax rate	25.6%	4,467%	n/a	28.6%	38.4%	(9.8)pp
Net income (loss)	$155.9	$(92.8)	268.0%	$462.8	$377.5	22.6%
Earnings per share2, 3)	$1.78	$(1.06)	267.9%	$5.29	$4.31	22.7%
Adjusted earnings per share1, 2, 3)	$1.84	$1.42	29.6%	$5.72	$6.83	(16.3)%

Gross margin	19.5%	19.4%	0.1pp	18.5%	19.7%	(1.2)pp
S,G&A % of sales	(4.5)%	(4.5)%	0.0pp	(4.7)%	(4.5)%	0.2pp
R,D&E, net % of sales	(3.7)%	(3.9)%	(0.2)pp	(4.7)%	(4.8)%	(0.1)pp
Operating margin	10.5%	1.0%	9.5pp	8.5%	7.9%	0.6pp
Adjusted operating margin1)	11.1%	10.9%	0.2pp	9.1%	10.5%	(1.4)pp

1) Non-U.S. GAAP measure, excluding costs for capacity alignment, antitrust related matters and separation of our business segments. See reconciliation table. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

Fourth quarter 2019 development

Gross profit increased by $2 million and the gross margin improved by 0.1pp compared to the same quarter 2018. The gross margin was adversely impacted by the decline in global light vehicle production, resulting in a lower utilization of our production assets, and raw material headwinds. This was more than offset by positive effects from organic growth* from launches of new products, improved product launch efficiency and savings from indirect workforce reduction.

S,G&A was close to unchanged at $99 million and 4.5% in relation to sales.

R,D&E, net declined slightly to $82 million which in relation to sales is an improvement to 3.7% from 3.9% in the prior year, partly due to higher engineering income.

Other income (expense), net of around negative $14 million mainly consist of accruals relating to restructuring activities, including future reductions of our indirect workforce. The $203 million improvement compared to the same period the prior year is mainly because the fourth quarter 2018 included an accrual of $210 million in connection with the remaining portion of the EC antitrust investigation.

Operating income increased by $208 million, mainly as a consequence of the improvements in other income (expense), net.

Adjusted operating income* increased by $2 million, mainly due to lower R,D&E, net, lower S,G&A and higher gross profit.

Financial and non-operating items, net was almost unchanged at $19.6 million.

Income before taxes increased by around $208 million, as a consequence of the higher operating income.

Tax rate of 25.6% was significantly lower than the same quarter last year primarily due to the negative impact of the non-deductible cost accrued in 2018 for antitrust matters.

Earnings per share, diluted increased by 284 cents where the main drivers were 242 cents from lower costs for capacity alignment and antitrust matters, 43 cents from lower tax and 2 cents from higher adjusted operating income*.

Financial Report October - December 2019

Full Year 2019 development

Gross profit declined by $127 million and the gross margin declined by 1.2pp compared to 2018. The gross margin was adversely impacted by the decline in global light vehicle production, resulting in a lower utilization of our production assets, raw material headwinds and the social unrest in Matamoros, Mexico. This was offset to some degree by organic growth* from launches of new products, which have a lower margin contribution in the early phase of the ramp-up.

S,G&A increased by $9 million, driven mainly by investments in digitalization and slightly higher legal fees, partly offset by slightly lower personnel costs.

R,D&E, net declined by $7 million, mainly due to higher engineering income. In relation to sales, it improved to 4.7% in 2019 from 4.8% in 2018.

Other income (expense), net of negative $43 million mainly consists of accruals relating to restructuring activities, including future reductions of our indirect workforce. The improvement of $168 million vs. the prior year is mainly because 2018 included an accrual of $210 million in connection with the remaining portion of the EC antitrust investigation.

Operating income increased by around $40 million, mainly as a consequence of the declines in other income (expense), net, partly offset by the lower gross profit.

Adjusted operating income* decreased by $134 million, mainly due to the lower gross profit.

Financial and non-operating items, net increased by about $4 million to around $77 million, mainly due to higher net interest costs due to higher average net interest bearing debt in 2019.

Income before taxes increased by $36 million, mainly as a consequence of the higher operating income.

Tax rate of 28.6% was 9.8pp lower than last year primarily due to the 2018 unfavorable tax impact from the antitrust accrual.

Earnings per share, diluted increased by 98 cents where the main drivers were 209 cents from lower costs for capacity alignment, the separation of our business segments and antitrust matters, 108 cents from lower tax partially offset by 213 cents from lower adjusted operating income*.

Selected Balance Sheet and Cash Flow items

Selected Balance Sheet items	Fourth quarter
(Dollars in millions)	2019	2018	Change
Operating working capital1)	$565.2	$688.0	(17.8)%
Operating working capital % of sales2)	6.6%	7.9%	(1.3)pp
Cash & cash equivalent	$444.7	$615.8	(27.8)%
Gross Debt3)	$2,094.2	$2,229.7	(6.1)%
Net Debt4)	$1,649.8	$1,618.8	1.9%
Total equity	$2,122.4	$1,896.8	11.9%
Leverage ratio5)	1.7	1.5	13.3%

1) Q4 2018 excluding the EC antitrust accrual. 2) Latest 12 months of net sales. 3) Short- and long-term interest-bearing debt. 4) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non U.S. GAAP measure. See reconciliation table. 5) Net debt adjusted for pension liabilities in relation to EBITDA. Non U.S. GAAP measure. See reconciliation table.

Selected Cash Flow items	Fourth quarter			Full year
(Dollars in millions)	2019	20181)	Change	2019	20181)	Change
Net income (loss)	$155.9	$(92.8)	268.0%	$462.8	$377.5	22.6%
Changes in operating assets and liabilities2)	$85.0	$72.1	17.9%	$47.2	$(148.1)	131.9%
Depreciation and amortization	$90.5	$88.7	2.0%	$350.6	$341.8	2.6%
Other, net3)	$(19.1)	$219.4	(108.7)%	$(219.9)	$236.4	(193.0)%
Operating cash flow	$312.3	$287.4	8.7%	$640.7	$807.6	(20.7)%
Capital expenditure, net	$(118.0)	$(133.4)	(11.5)%	$(476.1)	$(486.1)	(2.1)%
Free cash flow4)	$194.3	$154.0	26.2%	$164.6	$321.5	(48.8)%
Cash conversion5)	124.6%	n/a	n/a	35.6%	85.2%	(49.6)pp
Dividends paid	$(54.3)	$(53.6)	1.3%	$(217.0)	$(214.3)	1.3%

1) Management estimate for Continuing Operations derived from cash flow including Discontinued Operations. 2) 2018 including separation cost. 3) For Q4 2018 and full year 2018 and 2019 including EC antitrust non-cash provision and payment. 4) Operating cash flow less Capital expenditures, net. Non U.S. GAAP measure. See enclosed reconciliation table. 5) Free cash flow relative to Net income. Non U.S. GAAP measure. See reconciliation table.

Financial Report October - December 2019

Fourth quarter 2019 development

Operating working capital* was 6.6% of sales compared to 7.9% of sales a year earlier, where the change mainly was a consequence of a new accounting standard for operating leases and higher accruals related to restructuring activities including future reductions of our indirect workforce. The Company targets that operating working capital in relation to the last 12-month sales should not exceed 10%.

Operating cash flow was $312 million compared to $287 million a year earlier, where the difference of $25 million primarily was due to higher contribution from changes in operating assets and liabilities.

Capital expenditure, net of $118 million was 12% lower than a year earlier, reflecting the ambition to limit capital investments. Capital expenditure in relation to sales was 5.4% vs. 6.1% a year earlier.

Free cash flow, net* amounted to $194 million compared to $154 million a year earlier, where the increase of $40 million was due to the higher operating cash flow and lower capital expenditure, net.

Cash conversion* defined as free cash flow* in relation to net income, amounted to 125%. Adjusted for the antitrust accrual of $210 million in the fourth quarter 2018, cash conversion was 131% in the fourth quarter 2018.

Net debt* amounted to $1,650 million as of December 31, 2019, which was close to unchanged compared to a year earlier.

Leverage ratio*. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of December 31, 2019, the Company had a leverage ratio of 1.7x, compared to 1.5x at December 31, 2018. The increase is mainly due to a lower adjusted EBITDA in 2019 compared to 2018.

Total equity increased by $226 million compared to December 31, 2018 mainly due to $463 million in net income partly offset by $217 million in dividends.

Full Year 2019 development

Operating cash flow was $641 million compared to $808 million a year earlier, where the decline of $167 million primarily was due to the $203 million payment in 2019 relating to the EC antitrust investigation.

Capital expenditure, net of $476 million was relatively unchanged, reflecting continued high investment requirements in support of the high level of new product launches. Capital expenditure, net in relation to sales was unchanged at 5.6% compared to 2018.

Free cash flow, net* amounted to $165 million compared to $322 million a year earlier, where the decrease of $157 million was due to the lower operating cash flow.

Cash conversion* defined as free cash flow in relation to net income, amounted to 36% compared to 85% in the previous year. Adjusted for the effect of the EC antitrust accrual in 2018 and subsequent payment in 2019, cash conversion improved from 55% in 2018 to 79% in 2019.

Headcount

	December 31, 2019	September 30, 2019	December 31, 2018
Headcount	65,218	64,868	66,764
Whereof: Direct workers in manufacturing	71%	71%	71%
Best cost countries	81%	80%	80%
Temporary personnel	10%	9%	14%

Compared to September 30, 2019, total headcount (permanent employees and temporary personnel) increased by 350. The increase in the quarter is driven by direct workforce increase reflecting higher sales compared to the third quarter. Indirect workforce declined by 0.4% in the period. Compared to a year ago, total headcount decreased by 1,546, with close to 75% of the reduction being in the direct workforce. The headcount reductions reflect the balancing of cost reduction efforts to offset the decline in light vehicle markets and the support of the growth in organic sales* driven by new vehicle program launches.

Financial Report October - December 2019

Key Ratios

	Fourth quarter		Full year	Full year
	2019	2018	2019	2018
Income
Earnings per share, basic1)	$1.78	$(1.07)	$5.29	$4.32
Earnings per share, diluted1, 2)	$1.78	$(1.06)	$5.29	$4.31
Gross margin, %3)	19.5	19.4	18.5	19.7
Adjusted operating margin, %4)	11.1	10.9	9.1	10.5
R,D&E net in relation to sales, %	(3.7)	(3.9)	(4.7)	(4.8)
Balance Sheet
Operating working capital in relation to sales, %5)	6.6	7.9	6.6	7.9
Capital employed, $ in millions6)	3,772	3,516	3,772	3,516
Return on total equity, %7)	30.3	(18.8)	23.1	13.0
Return on capital employed, %8)	24.3	2.4	19.7	16.8
Cash dividend paid per share	$0.62	$0.62	$2.48	$2.46
Net debt, $ in millions9)	1,650	1,619	1,650	1,619
Leverage ratio10)	1.7	1.5	1.7	1.5
Days receivables outstanding11)	68	70	70	71
Days inventory outstanding12)	34	35	35	35
Cash flow
Operating Cash flow, $ in millions13)	312.3	289.4	640.7	590.6
Depreciation and amortization, $ in millions13)	90.5	88.7	350.6	397.1
Capital expenditures, net in relation to sales, %13)	(5.4)	(6.1)	(5.6)	(6.4)
Free Cash flow, $ in millions13, 14)	194.3	156.0	164.6	35.8
Cash conversion, %13, 15)	124.6	n/a	35.6	19.5
Direct shareholder return, $ in millions16)	(54.3)	(53.6)	(217.0)	(214.3)
Other
No. of shares at period-end in millions17)	87.2	87.1	87.2	87.1
Average no. of shares in millions2)	87.4	87.4	87.3	87.3

1) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 2) Assuming dilution and net of treasury shares. 3) Gross profit relative to sales. 4) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. Non-U.S. GAAP measure. See reconciliation table. 5) Latest 12 months of net sales. 2018 excluding antitrust provision accrual. 6) Total equity and net debt. 7) Net income relative to average total equity. 8) Operating income and income from equity method investments, relative to average capital employed. 9) Non-U.S. GAAP measure. See reconciliation table. 10) Net debt adjusted for pension liabilities in relation to EBITDA. Non-U.S. GAAP measure. See reconciliation table. 11) Outstanding receivables relative to average daily sales. 12) Outstanding inventory relative to average daily sales. 13) Including Discontinued Operations, which had a significant impact through 2018. 14) Operating cash flow less Capital expenditures, net. Non-U.S. GAAP measure, see reconciliation table. 15) Free cash flow relative to Net income. Non-U.S. GAAP measure, see reconciliation table. 16) Dividends paid and Shares repurchased. 17) Excluding dilution and net of treasury shares.

Financial Report October - December 2019

Other Items

•

On November 18, 2019, Autoliv announced the development of a new Front Center Airbag that is designed to save lives in side-impact crash situations. Research indicates that the new Front Center Airbag can reduce injuries caused by passengers colliding with each other by up to 80%. For side collisions from the opposite side, the passenger may hit the vehicle interior or the other front seat passenger, sustaining injuries to the head and chest. To improve protection for these injuries, Euro NCAP has introduced the far-side load case in the rating program from January 1, 2020.

•

On November 19, 2019, Autoliv held a Capital Markets Day in Ogden, Utah, USA, where Autoliv management outlined the company's strategy, operational strengths, growth opportunities, innovation roadmaps, financial plans and targets, including medium term (up to 3-5 years) targets to on average grow sales organically by 3-4% more per year than light vehicle production growth and to improve its adjusted operating margin to around 12%, based on an assumed average light vehicle production growth of 1-2% per year.
•

On November 26, 2019, Autoliv announced the appointment of Fredrik Westin as Chief Financial Officer and Executive Vice President, Finance of the Company, to be effective no later than March 1, 2020. Mr. Westin brings extensive international financial experience to Autoliv, most recently as Chief Financial Officer at Sandvik Mining and Rock Technology, The Netherlands. Mr. Westin’s career includes engineering and operations within the Volkswagen Group, equity research at WestLB and financial leadership positions within Johnson Controls, where he led growth of businesses in Asia and Europe.

The Company has set May 7, 2020 as the date for its 2020 annual meeting of stockholders to be held in Detroit, MI, USA. Only the stockholders of record at the close of business on March 11, 2020 will be entitled to be present and vote at the meeting. Notice of the annual meeting will be mailed to the holders of record in late March 2020.

Dividends

On November 8, 2019, Autoliv declared a quarterly dividend to shareholders of 62 cents per share for the first quarter 2020, with the following payment schedule:

Ex-date (common stock)	February 19, 2020
Ex-date (SDRs)	February 19, 2020
Record Date	February 20, 2020
Payment Date	March 5, 2020

Next Report

Autoliv intends to publish the quarterly earnings report for the first quarter of 2020 on Friday, April 24, 2020.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 58 72 06 71

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 58 72 06 14

Inquiries: Media

Stina Thorman

Vice President Communications

Tel +46 (0)8 58 72 06 50

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on January 28, 2020.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10‑K, quarterly reports on Form 10‑Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Financial Report October - December 2019

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; (including the resolution of the Toyota recall); higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Financial Report October - December 2019

Consolidated Statements of Net Income

(Dollars in millions, except per share data)	Fourth quarter		Full Year	Full Year
(Unaudited)	2019	2018	2019	2018
Airbag and Other products1)	$1,443.6	$1,463.7	$5,676.3	$5,698.6
Seatbelt products1)	747.6	729.1	2,871.3	2,979.6
Total net sales	$2,191.2	$2,192.8	$8,547.6	$8,678.2
Cost of sales	(1,764.4)	(1,767.6)	(6,963.2)	(6,966.9)
Gross profit	$426.8	$425.2	$1,584.4	$1,711.3
Selling, general & administrative expenses	(98.7)	(99.4)	(398.9)	(390.3)
Research, development & engineering expenses, net	(82.0)	(84.7)	(405.5)	(412.6)
Amortization of intangibles	(2.9)	(2.8)	(11.5)	(11.3)
Other income (expense), net	(13.9)	(217.3)	(42.7)	(211.1)
Operating income	$229.3	$21.0	$725.8	$686.0
Income from equity method investments	0.4	0.8	2.0	3.6
Interest income	0.9	2.8	3.6	6.9
Interest expense	(16.9)	(19.9)	(69.5)	(66.1)
Other non-operating items, net	(4.0)	(2.6)	(13.5)	(18.0)
Income from Continuing Operations before income taxes	$209.7	$2.1	$648.4	$612.4
Income taxes	(53.8)	(94.9)	(185.6)	(234.9)
Net income (loss) from Continuing Operations	$155.9	$(92.8)	$462.8	$377.5
Income (loss) from Discontinued Operations, net of income taxes	–	2.0	–	(193.8)
Net income (loss)	$155.9	$(90.8)	$462.8	$183.7
Less; Net income from Continuing Operations attributable to non-controlling interest	0.3	0.2	1.3	1.6
Less; Net loss from Discontinued Operations attributable to non-controlling interest	–	–	–	(8.3)
Net income (loss) attributable to controlling interest	$155.6	$(91.0)	$461.5	$190.4
Amounts attributable to controlling interest:
Net Income (loss) from Continuing Operations	$155.6	$(93.0)	$461.5	$375.9
Net Income (loss) from Discontinued Operations, net of income taxes	–	2.0	–	(185.5)
Net income (loss) attributable to controlling interest	$155.6	$(91.0)	$461.5	$190.4
Earnings per share Continuing Operations2, 3)	$1.78	$(1.06)	$5.29	$4.31
Earnings per share Discontinued Operations2, 3)	$ -	$0.02	$ -	$(2.13)
Earnings per share2, 3)	$1.78	$(1.04)	$5.29	$2.18

1) Including Corporate and other sales. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from EPS calculation.

Financial Report October - December 2019

Consolidated Balance Sheets

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(Dollars in millions, unaudited)	2019	2019	2019	2019	2018
Assets
Cash & cash equivalents	$444.7	$334.4	$406.4	$436.6	$615.8
Receivables, net	1,626.7	1,656.2	1,695.5	1,749.6	1,667.1
Inventories, net	740.9	731.8	736.1	741.1	757.9
Other current assets	189.8	186.4	214.2	183.8	244.6
Total current assets	$3,002.1	$2,908.8	$3,052.2	$3,111.1	$3,285.4
Property, plant & equipment, net	1,815.7	1,747.9	1,765.0	1,710.9	1,690.1
Investments and other non-current assets	386.4	371.1	386.7	384.3	323.5
Right-of-use assets - operating leases	156.8	154.1	165.0	147.3	–
Goodwill assets	1,387.9	1,383.3	1,388.8	1,388.3	1,389.9
Intangible assets, net	22.3	24.3	27.8	30.7	32.7
Total assets	$6,771.2	$6,589.5	$6,785.5	$6,772.6	$6,721.6
Liabilities and equity
Short-term debt	$368.1	$289.9	$366.8	$437.6	$620.7
Accounts payable	950.6	900.2	956.6	981.7	1,029.0
Other current liabilities	1,053.7	1,077.0	1,055.4	1,282.2	1,215.8
Operating lease liabilities - current	37.8	37.7	39.6	37.0	–
Total current liabilities	$2,410.2	$2,304.8	$2,418.4	$2,738.5	$2,865.5
Long-term debt	1,726.1	1,815.1	1,850.2	1,598.1	1,609.0
Pension liability	240.2	199.9	202.8	200.4	198.2
Other non-current liabilities	152.9	153.4	150.5	151.1	152.1
Operating lease liabilities - non-current	119.4	117.0	125.9	110.5	–
Total non-current liabilities	$2,238.6	$2,285.4	$2,329.4	$2,060.1	$1,959.3
Total parent shareholders’ equity	2,109.2	1,986.7	2,024.1	1,960.5	1,883.7
Non-controlling interest	13.2	12.6	13.6	13.5	13.1
Total equity	$2,122.4	$1,999.3	$2,037.7	$1,974.0	$1,896.8
Total liabilities and equity	$6,771.2	$6,589.5	$6,785.5	$6,772.6	$6,721.6

Financial Report October - December 2019

Consolidated Statements of Cash Flow

	Fourth quarter		Full Year	Full Year
(Dollars in millions, unaudited)	2019	20181)	2019	20181)
Net income (loss) Continuing Operations	$155.9	$(92.8)	$462.8	$377.5
Net income (loss) Discontinued Operations	–	2.0	–	(193.8)
Depreciation and amortization	90.5	88.7	350.6	397.1
Legal provision2)	–	210.0	–	210.0
Other, net3)	(19.1)	9.4	(219.9)	29.1
Changes in operating assets and liabilities4)	85.0	72.1	47.2	(229.3)
Net cash provided by operating activities	$312.3	$289.4	$640.7	$590.6
Capital expenditures, net	(118.0)	(133.4)	(476.1)	(554.8)
Acquisitions of businesses and other, net	–	–	–	(72.9)
Net cash used in investing activities	$(118.0)	$(133.4)	$(476.1)	$(627.7)
Net cash before financing5)	$194.3	$156.0	$164.6	$(37.1)
Net (decrease) increase in short-term debt	(54.7)	(19.5)	(364.1)	355.4
Issuance of long-term debt	–	–	243.5	582.2
Debt issuance costs	–	–	(0.3)	(2.6)
Dividends paid	(54.3)	(53.6)	(217.0)	(214.3)
Common stock options exercised	0.6	0.0	0.9	8.2
Dividend paid to non-controlling interests	–	(0.1)	(1.1)	(2.1)
Capital contribution to Veoneer	–	–	–	(971.8)
Net cash used in financing activities	$(108.4)	$(73.2)	$(338.1)	$(245.0)
Effect of exchange rate changes on cash	24.4	(0.7)	2.4	(61.6)
Increase (decrease) in cash and cash equivalents	$110.3	$82.1	$(171.1)	$(343.7)
Cash and cash equivalents at period-start	334.4	533.7	615.8	959.5
Cash and cash equivalents at period-end	$444.7	$615.8	$444.7	$615.8

1) Including Discontinued Operations. 2) EC antitrust non-cash provision. 3) Full year 2019 including EC antitrust payment. 4) 2018 including separation costs. 5) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities". See reconciliation table.

Financial Report October - December 2019

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been rather volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on pages 5 and 6 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management.

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(Dollars in millions)	2019	2019	2019	2019	2018
Total current assets	$3,002.1	$2,908.8	$3,052.2	$3,111.1	$3,285.4
Total current liabilities1)	(2,410.2)	(2,304.8)	(2,418.4)	(2,535.3)	(2,655.5)
Working capital	$591.9	$604.0	$633.8	$575.8	$629.9
Cash and cash equivalents	(444.7)	(334.4)	(406.4)	(436.6)	(615.8)
Short-term debt	368.1	289.9	366.8	437.6	620.7
Derivative asset and liability, current	(4.2)	5.9	(3.5)	2.4	(0.8)
Dividends payable	54.1	54.1	54.1	54.0	54.0
Operating working capital	$565.2	$619.5	$644.8	$633.2	$688.0

1) March 2019 and December 2018 excluding the EC antitrust accrual.

Financial Report October - December 2019

Net Debt

As part of efficiently managing the Company’s overall cost of funds, Autoliv from time to time enter into “debt-related derivatives” (DRD) as a part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(Dollars in millions)	2019	2019	2019	2019	2018
Short-term debt	$368.1	$289.9	$366.8	$437.6	$620.7
Long-term debt	1,726.1	1,815.1	1,850.2	1,598.1	1,609.0
Total debt	$2,094.2	$2,105.0	$2,217.0	$2,035.7	$2,229.7
Cash & cash equivalents	(444.7)	(334.4)	(406.4)	(436.6)	(615.8)
Debt issuance cost/Debt-related derivatives, net	0.3	10.7	0.3	8.1	4.9
Net debt	$1,649.8	$1,781.3	$1,810.9	$1,607.2	$1,618.8

	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2017	2016	2015
Short-term debt	$19.7	$216.3	$39.6
Long-term debt	1,310.7	1,312.5	1,499.4
Total debt	$1,330.4	$1,528.8	$1,539.0
Cash & cash equivalents	(959.5)	(1,226.7)	(1,333.5)
Debt issuance cost/Debt-related derivatives, net	(2.5)	(3.4)	(3.9)
Net debt	$368.4	$298.7	$201.6

Financial Report October - December 2019

Leverage ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	Dec 31	Sep 30	Dec 31
(Dollars in millions)	2019	2019	2018
Net debt1)	$1,649.8	$1,781.3	$1,618.8
Pension liabilities	240.2	199.9	198.2
Debt per the Policy	$1,890.0	$1,981.2	$1,817.0

Net income2)	462.8	216.1	183.7
Less; Net loss, Discontinued Operations2)	0.0	(2.0)	193.8
Net income, Continuing Operations2)	$462.8	$214.1	$377.5
Income taxes2)	185.6	226.8	234.9
Interest expense, net2, 3)	65.9	67.0	59.2
Depreciation and amortization of intangibles2)	350.6	348.8	342.0
Antitrust related matters, capacity alignments and separation costs2)	48.6	254.5	216.5
EBITDA per the Policy (Adjusted EBITDA)	$1,113.5	$1,111.2	$1,230.1
Leverage ratio	1.7	1.8	1.5

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense including cost for extinguishment of debt, if any, less interest income.

Financial Report October - December 2019

Free Cash Flow, Net Cash Before Financing and Cash Conversion

Management uses the non-U.S. GAAP measure free cash flow to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free cash flow see the reconciliation table below. Management uses the non-U.S. GAAP measure net cash before financing to analyze and disclose the cash flow generation available for servicing external stakeholders such as shareholders and debt stakeholders. For details on net cash before financing, see the reconciliation table below. Management uses the non-U.S. GAAP measure cash conversion to analyze the proportion of net income that is converted into free cash flow. The measure is a tool to evaluate how efficient the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	Fourth quarter		Full year		Fourth quarter	Full year
(Dollars in millions)	2019	20181)	2019	20181)	20182)	20182)
Net income (loss)	$155.9	$(90.8)	$462.8	$183.7	$(92.8)	$377.5
Changes in operating assets and liabilities3)	85.0	72.1	47.2	(229.3)	72.1	(148.1)
Depreciation and amortization	90.5	88.7	350.6	397.1	88.7	341.8
Other, net4)	(19.1)	219.4	(219.9)	239.1	219.4	236.4
Operating cash flow	$312.3	$289.4	$640.7	$590.6	$287.4	$807.6
Capital expenditure, net	(118.0)	(133.4)	(476.1)	(554.8)	(133.4)	(486.1)
Free cash flow5)	$194.3	$156.0	$164.6	$35.8	$154.0	$321.5
Acquisitions of businesses and other, net	–	–	–	$(72.9)	–	–
Net cash before financing	$194.3	$156.0	$164.6	$(37.1)	$154.0	$321.5
Cash conversion6)	124.6%	n/a	35.6%	19.5%	n/a	85.2%

1) Including Discontinued Operations. 2) Management estimate for Continuing Operations based on operations that includes Discontinued Operations. 3) 2018 including separation cost. 4) For Q4 2018 and full year 2018 and 2019 including EC antitrust non-cash provision and payment. 5) Operating cash flow less Capital expenditures, net. 6) Free cash flow relative to Net income.

	Full year	Full year	Full year
(Dollars in millions)	20171)	20161)	20151)
Net income	$303.0	$561.6	$457.5
Changes in operating assets and liabilities	(0.3)	(77.8)	(26.1)
Depreciation and amortization	425.8	383.0	319.1
Goodwill impairment charges	234.2	–	–
Other, net	(26.8)	1.6	(0.0)
Operating cash flow	$935.9	$868.4	$750.5
Capital expenditure, net	(569.6)	(498.6)	(449.6)
Free cash flow2)	$366.3	$369.8	$300.9
Acquisitions of businesses and other, net	(127.7)	(227.4)	(141.5)
Net cash before financing	$238.6	$142.4	$159.4
Cash conversion3)	120.9%	65.8%	65.8%

1) Including Discontinued Operations. 2) Operating cash flow less Capital expenditures, net. 3) Free cash flow relative to Net income.

Financial Report October - December 2019

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Fourth quarter 2019			Fourth quarter 2018
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjust- ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust- ments1)	Non-U.S. GAAP
Operating income	$229.3	$12.9	$242.2	$21.0	$218.9	$239.9
Operating margin, %	10.5	0.6	11.1	1.0	9.9	10.9
Income before taxes from Continuing Operations	$209.7	$12.9	$222.6	$2.1	$218.9	$221.0
Net income attributable to controlling interest from Continuing Operations	$155.6	$5.4	$161.0	$(93.0)	$217.5	$124.5
Return on capital employed, %2)	24.3	1.2	25.5	2.4	23.2	25.6
Return on total equity, %3)	30.3	0.5	30.8	(18.8)	42.7	23.9
Earnings per share, Continuing Operations4, 5)	$1.78	$0.06	$1.84	$(1.06)	$2.48	$1.42

1) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 2) Operating income and income from equity method investments continuing operations, relative to average capital employed. 3) Income from continuing operations relative to average total equity.4) Assuming dilution and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

	Full year 2019			Full year 2018
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjust- ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust- ments1)	Non-U.S. GAAP
Operating income	$725.8	$48.6	$774.4	$686.0	$222.2	$908.2
Operating margin, %	8.5	0.6	9.1	7.9	2.6	10.5
Income before taxes from Continuing Operations	$648.4	$48.6	$697.0	$612.4	$222.2	$834.6
Net income attributable to controlling interest from Continuing Operations	$461.5	$38.0	$499.5	$375.9	$220.0	$595.9
Capital employed	$3,772	$38	$3,810	$3,516	$220	$3,736
Return on capital employed, %2)	19.7	1.2	20.9	16.8	5.2	22.0
Return on total equity, %3)	23.1	1.7	24.8	13.0	7.3	20.3
Earnings per share Continuing Operations4, 5)	$5.29	$0.43	$5.72	$4.31	$2.52	$6.83
Total parent shareholders' equity per share	$24.19	$0.43	$24.62	$21.63	$2.52	$24.15

1) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 2) Operating income and income from equity method investments continuing operations, relative to average capital employed. 3) Income from continuing operations relative to average total equity. 4) Assuming dilution and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

Financial Report October - December 2019

	Full year 2017
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$859.6	$39.7	$899.3
Operating margin, %	10.6	0.5	11.1

1) Excluding costs for capacity alignment and antitrust related matters.

	Full year 2016			Full year 2015
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$831.0	$34.5	$865.5	$707.7	$166.4	$874.1
Operating margin, %	10.5	0.4	10.9	9.3	2.2	11.5

1) Excluding costs for capacity alignment and antitrust related matters.

Financial Report October - December 2019

Items included in Non-U.S. GAAP adjustments	Fourth quarter 2019		Fourth quarter 2018
	Adjustment Millions	Adjustment Per share	Adjustment Millions	Adjustment Per share
Capacity alignment	$12.9	$0.15	$3.5	$0.04
Antitrust related matters	(0.0)	(0.00)	211.0	2.42
Separation costs	(0.0)	(0.00)	4.4	0.05
Total adjustments to operating income	$12.9	$0.15	$218.9	$2.51
Tax on non-U.S. GAAP adjustments1)	(7.5)	(0.09)	(1.4)	(0.03)
Total adjustments to net income	$5.4	$0.06	$217.5	$2.48
Weighted average number of shares outstanding - diluted		87.4		87.4
Return on capital employed2, 3)	$51.6		$875.7
Adjustment return on capital employed	1.2%		23.2%
Return on total equity4, 5)	$21.6		$870.0
Adjustment return on total equity	0.5%		42.7%

1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) After adjustment for annualized Q4 non-U.S. GAAP EBIT adjustment. 3) Operating income and income from equity method investments Continuing Operations, relative to average capital employed. 4) Income from Continuing Operations relative to average total equity. 5) After adjustment for annualized Q4 non-U.S. GAAP Net income adjustment.

Items included in Non-GAAP adjustments	Full year 2019		Full year 2018
	Adjustment Millions	Adjustment Per share	Adjustment Millions	Adjustment Per share
Capacity alignment	$53.6	$0.61	$4.5	$0.05
Antitrust related matters	(6.2)	(0.07)	212.3	2.43
Separation costs	1.2	0.01	5.4	0.06
Total adjustments to operating income	$48.6	$0.55	$222.2	$2.54
Tax on non-U.S. GAAP adjustments1)	(10.6)	(0.12)	(2.2)	(0.02)
Total adjustments to Income from Continuing Operations	$38.0	$0.43	$220.0	$2.52
Weighted average number of shares outstanding - diluted		87.4		87.3
Return on capital employed2, 3)	$48.6		$222.2
Adjustment return on capital employed	1.2%		5.2%
Return on total equity4, 5)	$38.0		$220.0
Adjustment return on total equity	1.7%		7.3%

1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) After adjustment for annualized non-U.S. GAAP EBIT adjustment. 3) Operating income and income from equity method investments Continuing Operations, relative to average capital employed. 4) Income from Continuing Operations relative to average total equity. 5) After adjustment for annualized non-U.S. GAAP Net income adjustment.

Financial Report October - December 2019

Multi-year Summary

Continuing Operations unless noted

(Dollars in millions, except per share data)	2019	2018	2017	2016	2015
Sales and Income
Net sales	$8,548	$8,678	$8,137	$7,922	$7,636
Airbag sales1)	5,676	5,699	5,342	5,256	5,036
Seatbelt sales	2,871	2,980	2,794	2,665	2,599
Operating income	726	686	860	831	708
Net income attributable to controlling interest	462	376	586	558	443
Earnings per share (US$) – basic2)	5.29	4.32	6.70	6.33	5.03
Earnings per share (US$) – assuming dilution2, 3)	5.29	4.31	6.68	6.32	5.02
Gross margin, %4)	18.5	19.7	20.6	20.6	20.5
R,D&E net in relation to sales, %	(4.7)	(4.8)	(4.6)	(4.5)	(4.1)
S,G &A net in relation to sales, %	(4.7)	(4.5)	(5.0)	(5.0)	(4.8)
Operating margin, %5)	8.5	7.9	10.6	10.5	9.3
Adjusted operating margin, %6, 7)	9.1	10.5	11.1	10.9	11.5
Balance Sheet
Operating working capital	565	478	581	488	525
Days receivables outstanding8)	70	71	76	70	71
Days inventory outstanding9)	35	35	35	32	31
Total equity	2,122	1,897	4,169	3,926	3,468
Total parent shareholders’ equity per share (US$)	24.19	21.63	46.38	41.69	39.22
Current assets excluding cash	2,557	2,670	2,598	2,269	2,259
Property, plant and equipment, net	1,816	1,690	1,609	1,329	1,265
Intangible assets (primarily goodwill)	1,410	1,423	1,440	1,430	1,445
Capital employed	3,772	3,516	4,538	4,225	3,670
Net debt7)	1,650	1,619	368	299	202
Total assets	6,771	6,722	6,947	6,565	6,518
Long-term debt	1,726	1,609	1,311	1,313	1,499
Operating working capital in relation to sales, %	6.6	5.5	7.1	6.2	6.9
Return on capital employed, %10, 11)	20	17	n/a	n/a	n/a
Return on total equity, %11, 12)	23	13	n/a	n/a	n/a
Total equity ratio, %	31	28	49	48	46
Cash flow
Operating Cash flow13)	641	591	936	868	751
Depreciation and amortization13)	351	397	426	383	319
Capital expenditures, net13)	476	555	570	499	450
Capital expenditures, net in relation to sales, %13)	5.6	5.7	5.5	4.9	4.9
Free Cash flow7, 13, 14)	165	36	366	369	301
Cash conversion, %7, 13, 15)	35.6	19.5	120.8	65.7	65.8
Direct shareholder return13, 16)	(217)	(214)	(366)	(203)	(300)
Cash dividends paid per share (US$)	2.48	2.46	2.38	2.30	2.22
Other data
Number of shares outstanding (million)17)	87.2	87.1	87.0	88.2	88.1
Number of employees, December 31	58,900	57,700	56,700	55,800	51,300

1) Including steering wheels, inflators and initiators. 2) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 3) Assuming dilution and net of treasury shares. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 7) Non-US GAAP measure, for reconciliation see tables above. 8) Outstanding receivables relative to average daily sales. 9) Outstanding inventory relative to average daily sales. 10) Operating income and income from equity method investments, relative to average capital employed. 11) The Company has decided not to recalculate prior periods since the distribution of Veoneer had a significant impact on total equity and capital employed making the comparison less meaningful. 12) Income relative to average total equity. 13) Including Discontinued Operations. 14) Operating cash flow less Capital expenditures, net. 15) Free cash flow relative to Net income. 16) Dividends paid and Shares repurchased. 17) At year end, excluding dilution and net of treasury shares.